Exhibit 10.1

OFFERPAD SOLUTIONS INC.

2021 INCENTIVE AWARD PLAN

AMENDED AND RESTATED LONG TERM INCENTIVE AWARD AGREEMENT

Offerpad Solutions Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) this Other Cash or Stock-Based Award (this “Award”) described in this Amended and Restated Long Term Incentive Award Agreement (together with the Award Terms attached as Exhibit A and the Vesting Schedule attached as Exhibit B, collectively, this “Agreement”), subject to the terms and conditions of this Agreement and the Offerpad Solutions Inc. 2021 Incentive Award Plan (as amended from time to time, the “Plan”), which is incorporated into this Agreement by reference. Capitalized terms not specifically defined in this Agreement have the meanings given to them in the Plan. This Agreement amends and restates in its entirety that certain 2023 Long Term Incentive Award Agreement by and between Participant and the Company (the “Prior Agreement”).

Participant:	[To be specified]

Vesting Commencement Date:	June 12, 2024

Award Amount:	See Exhibit B

Vesting Schedule:	See Exhibit B

Expiration Date:	Third anniversary of Vesting Commencement Date

By accepting (whether in writing, electronically or otherwise) the Award, Participant agrees to be bound by the terms of the Plan and this Agreement. In addition, Participant acknowledges and agrees to be bound by the forfeiture provisions related to the Restrictive Covenants (as defined on Exhibit A) set forth in Section 2.4(b) of Exhibit A. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement.

OFFERPAD SOLUTIONS INC.	PARTICIPANT

By:
Name:	Name:
Title:	Date:
Date:

Exhibit A

AWARD TERMS

ARTICLE I.

GENERAL

1.1 Award; Dividend Equivalents.

(a) The Company has granted this Award to Participant, which represents the right to a dollar-denominated amount calculated as set forth on Exhibit B.

(b) On the Settlement Date (as defined below), the Company shall grant to Participant a number of Dividend Equivalents equal to the number of Award Shares (as defined below) that would be issued to Participant (assuming that the Award is settled in Shares in accordance with Section 2.5(a) below). Each Dividend Equivalent will be for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Vesting Commencement Date and prior to the date the Award is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. Upon the last day of the Performance Period, the Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) as of the applicable dividend payment date with the amount of any such cash paid. Any Dividend Equivalents granted in connection with the Award, and any amounts that may become distributable in respect thereof, shall be treated separately from the Award and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

1.2 Incorporation of Terms of Plan. The Award is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3 Unsecured Promise. The Award and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

1.4 Definitions. Capitalized terms not specifically defined in this Agreement have the meanings specified in the Plan. In addition, the following defined terms shall apply:

(a) “Assumed” means that an Assumption occurs with respect to the Award in connection with a Change in Control.

(b) [“Cause” means the occurrence of any one or more of the following events:

(i) the commission of any act by Participant constituting financial dishonesty against the Company or its Subsidiaries (which act would be chargeable as a crime under applicable law);

(ii) Participant’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (A) materially adversely affect the business or the reputation of the Company or any of its Subsidiaries with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose the Company or any of its Subsidiaries to a risk of civil or criminal legal damages, liabilities or penalties;

(iii) the repeated failure by Participant to follow the lawful directives of the chief executive officer of the Company or any of its Subsidiaries or the Board; or

(iv) any material misconduct, violation of the Company’s or its Subsidiaries’ policies, or willful and deliberate non-performance of any duty by Participant in connection with the business affairs of the Company or its Subsidiaries.]1

(c) “Confidentiality Agreement” means that certain Confidential Information, Assignment of Inventions and Noncompetition Agreement by and between Participant and the Company and/or its Subsidiaries.

(d) [“Employment Agreement” means that certain Employment Agreement by and between Participant and the Company, dated [_________].]2

(e) “Non-Transactional Change in Control” means a Change in Control that occurs solely pursuant to Section 11.6(b) of the Plan.

(f) “Qualifying Termination” means a termination of Participant’s service by the Company without Cause [or by Participant for Good Reason] [([each,] as defined in the Employment Agreement)].3

(g) “Restrictive Covenants” means the restrictions set forth in the Confidentiality Agreement, as well as any other restrictive covenants to which Participant is bound pursuant to any written agreement with the Company or any of its Subsidiaries (including, if Participant is a party to an employment agreement with the Company or any of its Subsidiaries, the restrictions set forth in such employment agreement (if any)).

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT

2.1 General Vesting. The Award will be earned and vest in connection with the achievement of the Ending Price Per Share (as defined in and as set forth in Exhibit B), subject to Participant’s continued service as set forth in Exhibit B, except to the extent provided in Section 2.2 or 2.3. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest upon the vesting of the portion of the Award with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

2.2 Change in Control.

(a) If (i) a Change in Control (other than a Non-Transactional Change in Control) occurs; and (ii) Participant remains in continued service until at least immediately prior to such Change in Control or, pursuant to Section 2.3(b) below, has experienced a Qualifying Termination within three months prior to such Change in Control, then, effective as of the date of such Change in Control:

[1]	NTD: Include for Participants who are not party to an Employment Agreement.
[2]	NTD: Include for Participants who are party to an Employment Agreement.
[3]	NTD: Bracketed language to be included, as applicable.

(i) the Award will become an Earned Award based on the CIC Price (as defined in Exhibit B); and

(ii) (x) to the extent the Award is Assumed in connection with such Change in Control, any portion of the Award that has become an Earned Award will convert into a time-vesting award (the “Earned CIC Award”) that, following such Change in Control, will remain outstanding and eligible to vest in accordance with the vesting schedule set forth on Exhibit B, subject to Participant’s continued service through the applicable vesting date (or as otherwise set forth in Section 2.3(a) below); or (y) to the extent the Award is not Assumed in connection with such Change in Control, 100% of any portion of the Award that has become an Earned Award will vest as of immediately prior to such Change in Control.

(b) Notwithstanding anything to the contrary contained in Section 8.3 of the Plan, if, following the application of Section 2.2(a) above, any portion of the Award that has not become an Earned Award as of (or in connection with) the Change in Control, then any such portion automatically will be forfeited and terminated as of immediately prior to such Change in Control without consideration therefor.

2.3 Termination of Service.

(a) If Participant experiences a Qualifying Termination following the last day of the Performance Period, then any then-outstanding portion of the Earned Award or Earned CIC Award (as applicable) shall become fully vested on an accelerated basis as of the date of such Qualifying Termination.

(b) In addition, if Participant experiences a Qualifying Termination within the three months prior to the date on which a Change in Control is consummated, the Award shall remain outstanding and eligible to become an Earned CIC Award pursuant to Section 2.2 above, and such Earned CIC Award shall become fully vested on the date of such Change in Control.

(c) The treatment set forth in Section 2.3(a) – (b) is subject to and conditioned upon Participant’s timely execution, delivery and non-revocation of a general release of claims in a form prescribed by the Company and continued compliance with the Restrictive Covenants. The Company may update the release to the extent necessary to reflect changes in law.

(d) If Participant experiences a termination of service for any reason not described in Section 2.3(a) or (b) above, any portion of the Award that has not become vested on or prior to the date of such termination of service (including any Earned Award) automatically will be forfeited and terminated as of the termination date without consideration therefor.

2.4 Forfeiture.

(a) Any portion of the Award that remains outstanding and is not an Earned Award as of the close of business on the Expiration Date automatically will be forfeited and terminated at the close of business on the Expiration Date without consideration therefor.

(b) In consideration of the grant of the Award hereunder, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant the Award, Participant hereby acknowledges and agrees that Participant shall continue to be bound by the Restrictive Covenants. In addition, and without limiting anything set forth herein, the grant of the Award provided herein and Participant’s agreement to be bound by the Restrictive Covenants are intended to be mutually dependent promises, and in the event Participant breaches or threatens to breach the Restrictive Covenants, then to the greatest extent permitted by Applicable Law (and except as otherwise determined by the Administrator): (i) any then-outstanding portion of the Award that has not yet been settled (whether vested or unvested) automatically will be forfeited and terminated as of such breach without consideration therefor; (ii) (x) any portion of the Award that has vested and been settled in cash during the time period that is 12 months prior to and 12 months following Participant’s termination of service shall be repaid to the Company on a pre-tax basis or (y) any Shares issued upon settlement of the Award during the time period that is 12 months prior to and 12 months following Participant’s termination of service that have not yet been sold by Participant shall be forfeited back to the Company for no consideration; and (iii) if Participant received any Shares upon settlement of the Award during the time period that is 12 months prior to and 12 months following Participant’s termination of service and subsequently sold the received Share(s), any gain represented by the Fair Market Value of the Shares issued upon settlement of the Award on the settlement date multiplied by the number of Shares issued to Participant upon settlement of the Award shall be paid by Participant to the Company, in cash, without regard to any market price decrease or increase subsequent to the settlement of the Award.

(c) Dividend Equivalents (including any Dividend Equivalent Account balance) automatically will be forfeited and terminated upon the forfeiture of the portion of the Award with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

2.5 Settlement.

(a) The Award and Dividend Equivalents (including any Dividend Equivalent Account balance) will, to the extent vested, be paid in cash or Shares, as determined by the Administrator in its sole discretion, in any case, as soon as administratively practicable after the vesting of the applicable portion of the Award, but in no event later than March 15 of the year following the year in which the applicable vesting date occurs (any such date, as applicable, the “Settlement Date”). To the extent the Award is paid in Shares, the number of Shares will be determined by dividing the portion of the vested Earned Award by the average closing price of the Company’s Common Stock for the 30 consecutive calendar days prior to (and including) the date immediately preceding the last day of the Performance Period (such number of Shares, the “Award Shares”).

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A. For the avoidance of doubt, any Dividend Equivalents granted in connection with the Award, and any amounts that may become distributable in respect thereof, shall be treated separately from the Award and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

(c) If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the Settlement Date.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2 Tax Withholding.

(a) Subject to Section 3.2(b), payment of the withholding tax obligations with respect to the Award may be by any of the following, or a combination thereof, as determined by the Company in its sole discretion:

(i) Cash or check;

(ii) In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery; or

(iii) Subject to Section 9.10 of the Plan, delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the applicable tax withholding obligations.

(b) Unless the Company otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise issuable under this Award in satisfaction of any applicable withholding tax obligations. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

(c) Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction, or (ii) if Participant is not subject to Section 16 of the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that (x) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (y) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the Award under generally accepted accounting principles.

(d) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Award and Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Award or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the Award or Dividend Equivalents or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the Award or Dividend Equivalents to reduce or eliminate Participant’s tax liability.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the Award and Dividend Equivalents are subject to adjustment, modification and/or termination in certain events as provided in this Agreement and the Plan. For purposes of clarity, in connection with an Equity Restructuring, the Price Per Share Goals shall be subject to the adjustment provisions of Section 8.1 of the Plan.

4.2 Clawback. Notwithstanding Section 10.13 of the Plan, the Award and any Shares issuable hereunder shall be subject to any Company clawback or recoupment policy in effect on the Vesting Commencement Date or as may be adopted or maintained by the Company following the Vesting Commencement Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Chief Legal Officer at the Company’s principal office or the Chief Legal Officer’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement, the Award and Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8 Entire Agreement; Amendment. The Plan and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, including the Prior Agreement. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the Award or Dividend Equivalents without the prior written consent of Participant.

4.9 Agreement Severable. In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Award and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the Award and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

4.11 Not a Contract of Service. Nothing in the Plan or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12 Counterparts. This Agreement may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *

Exhibit B

EARNED AWARD; VESTING SCHEDULE

General / Earned Award

The Award will become an “Earned Award” based on the appreciation in the Fair Market Value of the Company’s Class A Common Stock during the Performance Period, as compared to the Price Per Share Goal set forth in the table below. With respect to each Tranche set forth in the table below, the Earned Award amount will be calculated as follows:

(Ending Price Per Share—Price Per Share Goal) * Outstanding Share Number * Sharing Rate

Tranche	“Price Per Share Goal”	“Sharing Rate”
First Tranche	$11.25	[●]	%
Second Tranche	$18.75	[●]	%
Third Tranche	$26.25	[●]	%
Fourth Tranche	$33.75	[●]	%

Vesting of Earned Award

Except as otherwise provided in Section 2.2(a) or Section 2.3 of the Agreement, with respect to any portion of the Award that becomes an Earned Award, such Earned Award shall vest with respect to 50% of such Earned Award on the Expiration Date, and with respect to the remaining 50% of such Earned Award on the first anniversary of the Expiration Date, subject to Participant’s continued service through the applicable vesting date.

Certification

The Ending Price Per Share shall be subject to certification by the Administrator.

Definitions

“CIC Price” means, with respect to a Change in Control, the price per Share (or, in connection with a sale or other disposition of all or substantially all of the Company’s assets, the implied price per Share, as determined by the Administrator) paid by an acquiror in connection with such Change in Control or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Administrator, the CIC Price shall mean the value of the consideration paid per Share based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which such Change in Control occurs. In the event the consideration in the Change in Control takes any other form, the value of such consideration shall be determined by the Administrator in its good faith reasonable discretion in a manner intended to not diminish the value of the Award to Participant.

“Ending Price Per Share” means the average Fair Market Value per Share measured over the 60 consecutive calendar-day period ending on and including the Expiration Date; provided, however, that for purposes of determining the Ending Price Per Share in connection with a Change in Control (other than a Non-Transactional Change in Control), the “Ending Price Per Share” shall be equal to the CIC Price and shall be measured without regard to the such 60 consecutive calendar day period.

“Outstanding Share Number” means the total number of Shares outstanding as of the last day of the Performance Period.

“Performance Period” means the period beginning on (and including) the Vesting Commencement Date and ending on (and including) the Expiration Date or, if earlier, the date on which a Change in Control occurs.

“Tranche” means each of the First Tranche, Second Tranche, Third Tranche and Fourth Tranche.